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Exhibit 7.4  Promissory Note

3248


                                   EXHIBIT "A"


                                 PROMISSORY NOTE


$160,000.00            San Diego, California   November 20, 1996


    The undersigned, LARRY A. STOCKETT, in consideration of the purchase of certain shares of common stock of HIGHTEC, INC., a Delaware corporation, (the "Shares") hereby promises to pay to EFM VENTURE GROUP, INC., a California corporation ("EFM") and COMPLETE SECURITY SERVICE DEFINED BENEFITS PENSION TRUST ("CSS") the sum of ONE HUNDRED SIXTY THOUSAND DOLLARS ($160,000.00) with interest at the rate of ten percent (10%) per annum and which shall be all due and payable ninety (90) days from the execution of that certain Stock Purchase and Escrow Agreement with respect to the Shares (the "Agreement").

    Interest shall commence from the date of execution of the Agreement.

    The holder of this Note at his option may extend the payment due date of the Note.

    The payor may prepay without penalty any part of or the entire balance due under this Note without a prepayment penalty.




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    Should suit be commenced or an attorney employed to enforce the payment of this Note, the undersigned agrees to pay such additional sum as the court my adjudge reasonable as attorneys' fees in said suit.

    This Note is secured by a Security/Pledge Agreement wherein the payor has granted a security interest to the payee herein in those 6,793,243 shares of common stock of HIGHTEC INC. R/N/O EFM and CSS.

    Contemporaneously with the execution of this Note, the Shares are to be delivered to CARMINE J. BUA, III, ESQ. as Escrow Holder for the Shares pursuant to the Security/Pledge Agreement.




DATED:  November 20, 1996               /s/ Larry A. Stockett
                                        ___________________________
                                        LARRY A. STOCKETT